Contact:

Gary S. Titus	Jane Green
Chief Financial Officer	510.731.5335 (office)
510.731.5373	415.652.4819 (mobile)
titus@kosan.com	green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2006

FINANCIAL RESULTS AND 2007 OUTLOOK

HAYWARD, CA - February 27, 2007 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and year ended December 31, 2006.

Net losses for the quarter and year ended December 31, 2006 were $4.6 million and $29.5 million, or $0.13 and $0.88 per share, compared to $6.8 million and $29.6 million, or $0.23 and $1.01 per share, in the same periods for the prior year.

Revenues were $5.7 million and $13.5 million for the quarter and year ended December 31, 2006, compared to $4.0 million and $13.4 million in the same periods in 2005. Revenues were primarily generated under the Roche-Kosan global development and commercialization agreement for epothilones and the worldwide motilin agonist license agreement with Pfizer Inc. The increase in quarterly revenues is primarily a result of $1.8 million recognized in connection with the Company’s agreement with Pfizer, representing the amortization of the $12.5 million up-front fee received in December 2006.

Total operating expenses were $10.9 million and $45.0 million, including non-cash stock-based compensation expense of $0.9 million and $2.5 million, for the quarter and year ended December 31, 2006, compared to $11.2 million and $44.4 million for the same periods last year. Research and development expenses were $8.8 million for the quarter ended December 31, 2006, compared to $9.9 million in the same period in 2005. The decrease for the fourth quarter is primarily due to reduced investment in certain non-oncology, early-stage research programs, partially offset by stock-based compensation expense, resulting in decreased research and preclinical costs compared to the same period in the prior year.

General and administrative expenses were $2.1 million and $7.8 million for the quarter and year ended December 31, 2006, compared to $1.2 million and $6.0 million in the same periods in 2005. The increase for the fourth quarter was primarily due to stock-based and incentive compensation charges and key management hires compared to the same period in the prior year.

At December 31, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $64.1 million, compared to $55.1 million at December 31, 2005. In December 2006, the Company received $12.5 million in connection with its worldwide motilin agonist license agreement with Pfizer Inc. In the fourth quarter, the Company achieved a $2.0 million milestone under its global development and commercialization agreement with Roche and completed a draw-down of $3.0 million from its Committed Equity Financing Facility (CEFF) established with Kingsbridge Capital Limited, a private investment group.

In February 2007, the Company sold $45.5 million of its common stock in a registered direct offering pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. Under the terms of the transaction, Kosan sold 7,000,000 shares of common stock at a price of $6.50 per share to a select group of institutional investors. Net proceeds from the offering were approximately $42.8 million after placement agent fees, but excluding other offering expenses.

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“Kosan delivered a strong and successful performance in all aspects of the business in 2006,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “Our clinical achievements in 2006 set the stage for a number of important milestones we expect to reach in 2007. We believe that in 2007 we will expand our leadership position in the Hsp90 inhibitor arena, enhance the potential competitiveness of our epothilone program and strengthen our position as a maturing cancer therapeutics company.”

Corporate Highlights

In 2006, at major scientific and medical meetings, Kosan presented data on its Hsp90 and epothilone programs demonstrating encouraging clinical activity, tolerability and durability of responses in multiple tumor types. These data provide a strong rationale for initiating later-stage trials in the Company’s major clinical programs.

Kosan established a worldwide licensing agreement with Pfizer Inc. for its motilin agonist program, including KOS-2187 and related compounds. Kosan is eligible to receive up to $250 million, including an upfront payment of $12.5 million and development milestone payments of up to $72.5 million, for the successful development and commercialization of KOS-2187 for the first indication, as well as royalties on worldwide sales.

In February 2007, Kosan and its epothilone development partner, Roche, selected KOS-1584, a second-generation epothilone, to advance into a Phase 2 clinical development program exploring clinical activity and safety in multiple solid tumor types. As a second-generation epothilone, KOS-1584 has been designed to have greater safety and efficacy and a superior pharmaceutical profile than Kosan’s first-generation epothilone. In Phase 1 dose escalation trials, KOS-1584 was well tolerated and demonstrated antitumor activity against ovarian and non-small cell lung cancers. The Phase 2 clinical program for KOS-1584 is anticipated to begin later in 2007.

Anticipated 2007 Milestones

In 2007, Kosan anticipates accomplishing the following goals.

•

Initiation of a pivotal program for our lead Hsp90 inhibitor, tanespimycin. This Tanespimycin in Myeloma Evaluation or “TIME” program will include two trials. TIME-1, a Phase 3 trial, will test tanespimcin plus Velcade® compared to Velcade alone in a first-relapsed setting. TIME-2, a Phase 2/3 companion trial, will test tanespimycin at various dose levels plus Velcade in a relapsed/refractory setting. Both of these trials are anticipated to begin in the first half of 2007.

•

Initiation of a Phase 2 monotherapy trial of alvespimycin in newly-diagnosed HER2-positive metastatic breast cancer in the first half of 2007, followed by initiation of a larger Phase 2/3 combination trial of alvespimycin plus Herceptin® in the second half of 2007.

•	Advancement of KOS-1584 into Phase 2 clinical trials in the second half of 2007 by Kosan with the support of its epothilone development partner Roche.

•

Presentations of data on its two major programs at major scientific and medical conferences throughout 2007. In the first half of 2007, venues will include the American Association for Cancer Research (AACR) annual meeting, the American Society for Clinical Oncology (ASCO) annual meeting, and the International Myeloma Workshop in Kos, Greece.

•	Participation in multiple investor conferences in the first half of 2007:

•	Cowen Annual Health Care Conference, March 12-15, Boston, MA

•	BioCentury Future Leaders 2007, March 29, New York, NY

•	CIBC Biotechnology & Specialty Pharma Conference, April 11-12, New York, NY

•	BIO Annual Meeting, May 6-9, Boston, MA

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2007 Financial Outlook

Kosan’s outlook for 2007 excludes any potential collaborations, strategic alliances or financings Kosan may conclude this year.

The Company anticipates that cash and investments used in operating activities will be in the range of $35 million to $45 million.

Conference Call and Webcast Today

Kosan will hold a conference call to discuss the Company’s fourth quarter 2006 financial results today at 1:30 p.m. Pacific / 4:30 p.m. Eastern. To access the live call, please dial 866.383.8108 (US) or 617.597.5343 (international), access code 69751383. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the “Webcasts” tab under the heading "Investors/Press.” The webcast is also being distributed over Thomson's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson's individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson's Individual Investor Network. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through March 6, 2007 by dialing 888.286.8010, access code: 57765410. International callers can dial 617.801.6888, access code: 22894235.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Kosan’s proprietary formulation of tanespimycin (KOS-953) is currently in Phase 1 and 2 clinical trials, primarily for multiple myeloma in combination with Velcade® (bortezomib) and HER2-positive metastatic breast cancer in combination with Herceptin® (trastuzumab). In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company's website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements relating to Kosan's 2007 financial outlook, the further development and potential safety, efficacy and commercialization of Kosan’s product candidates; initiations of clinical trials and the timing thereof; and anticipated presentations of clinical data. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the development of Kosan’s product candidates, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; risks and uncertainties related to the costs of conducting clinical studies for Kosan’s product candidates; Kosan's dependence on its collaboration with Roche for development of its epothilone product candidates; Kosan's dependence on its partnering arrangements with Roche and Pfizer for most of its revenues; the possibility that Kosan may

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require more cash than anticipated for its operating activities; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$5,650	$3,497	$13,105	$11,916
Grant revenue	60	483	401	1,494

Total revenues	5,710	3,980	13,506	13,410
Operating expenses:
Research and development	8,817	9,939	37,179	38,400
General and administrative	2,090	1,211	7,823	6,038

Total operating expenses	10,907	11,150	45,002	44,438

Loss from operations	(5,197)	(7,170)	(31,496)	(31,028)
Net interest income	638	395	2,027	1,391

Net loss	$(4,559)	$(6,775)	$(29,469)	$(29,637)

Basic and diluted net loss per common share	$(0.13)	$(0.23)	$(0.88)	$(1.01)

Shares used in computing basic and diluted net loss per common share	35,244	29,369	33,394	29,227

Condensed Balance Sheets

(in thousands)

	December 31,
	2006	2005
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$64,087	$55,126
Total assets	$71,187	$65,997
Deferred revenue	$19,591	$12,153
Total liabilities	$29,433	$24,891
Total liabilities and stockholders' equity	$71,187	$65,997
Shares issued and outstanding	35,390	29,372

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